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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE



                                                      Nine Months Ended
                                                         September 30
(thousands, except per share amounts)               1997             1996
                                               ---------------  ---------------

Net Income (A)                                     $30,257          $33,129
                                                   =======          =======
Weighted Average Common Shares Outstanding          14,807           14,837
Weighted Average Common Share Equivalents (1)          173              157
                                                   -------          -------
Weighted Average Common Shares and
Common Stock Equivalents (B)                        14,980           14,994
                                                   =======          =======
Net Income per Common Share (A/B)                  $  2.02          $  2.21
                                                   =======          =======

(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.


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